EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Liberty Global plc:
We consent to the use of our reports incorporated by reference here-in dated February 13, 2013, with respect to the consolidated balance sheets of Liberty Global, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive earnings (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012, the related financial statement schedules I and II, and the effectiveness of Liberty Global, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, incorporated herein by reference.
Our report on the effectiveness of internal control over financial reporting as of December 31, 2012 contains an explanatory paragraph that states that the aggregate amount of total assets and revenue of San Juan Cable LLC, doing business as Onelink Communications, that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2012 are $795.7 million and $24.8 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

KPMG LLP
Denver, Colorado
June 10, 2013